Exhibit 99.3

Employee FAQs

January 25, 2017

Until the acquisition closes, which is expected to take place by the end of March, Arctic Cat will continue to operate as a standalone company. You should not speak with Textron employees outside of normal business operations and you should not discuss business transactions or speculate on any integration details with anyone you may know from Textron. Today’s announcement will have no impact on your day-to-day responsibilities and it remains business as usual.

1. Who is Textron and what do they do?

Textron is a multi-industry company with over $13 billion in annual revenues and approximately 35,000 employees. Textron is recognized for its powerful brands such as Bell Helicopter, Cessna, Beechcraft, E-Z-GO, Jacobsen and many more. Textron leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative products and services. Arctic Cat will become part of Textron’s Specialized Vehicles business.

2. Why is Textron acquiring Arctic Cat?

Arctic Cat and Textron’s Specialized Vehicles business have complementary product portfolios of recreational, utility and specialized vehicles. The combined business will be well positioned to be a powersports industry leader with a wider product line-up of highly complementary products and services, presenting exciting opportunities that will benefit customers, dealers and employees.

3. What are the mutual advantages of the acquisition?

Arctic Cat and Textron’s Specialized Vehicles business have complementary product portfolios of recreational, utility and specialized vehicles. Included in Textron’s portfolio of powersports products and specialized vehicles are its Stampede, E-Z-GO, Cushman and Textron Off Road brands. The combination of Arctic Cat and Textron Specialized Vehicles presents increased opportunities to leverage our combined scale, accelerate growth and enhance product innovation. Together, we will be well positioned to be a powersports industry leader, offering dealers and customers a wider product line-up and allowing for increased investment in product development, dealer networks, marketing and customer service.

4. What is the timeline and what can I expect until the acquisition closes?

The full process for completing the acquisition will take some time and is expected to be completed by the end of March. Until that time, we will be operating as a separate, standalone company and it will be business as usual at Arctic Cat. We are counting on you to continue to deliver the same exceptional products and excellent service our customers have come to expect from us.

5. What will the company be named?

Arctic Cat will become part of Textron’s Specialized Vehicles business while maintaining the iconic Arctic Cat brand. We have a strong and beloved powersports brand that will continue on, and we are excited about Arctic Cat’s future growth prospects, as part of Textron.

6. What will the new organizational structure look like?

At this time, it is too early to speculate about any new structure. Please remember that the integration processes will take time and we are still in the very early days. Textron has a proven track record of successfully acquiring and growing brands, and we are confident the same will be true for Arctic Cat. We will continue to update you regularly with additional information as we move forward.

7. What does this mean for Arctic Cat employees?

Textron has stated that they are committed to the long-term growth of Arctic Cat and hold Arctic Cat and its people in high regard. Arctic Cat will maintain its current manufacturing, distribution and operational facilities throughout North America and globally. While this announcement is an important milestone, it is still too early in this process to know all of the details. What we do know is that today’s announcement should have no immediate impact on your day-to-day responsibilities. It is essential that we continue business as usual from now until the close of the transaction. We believe the two companies are a highly complementary fit, and many employees will benefit from the opportunities that come with being part of a larger, more diversified company with the scale and resources to be a strong leader in today’s rapidly evolving marketplace.

8. Will there be layoffs as a result of this acquisition?

It is much too soon to know specific impacts on headcount and there are still many details to work through to complete the acquisition. That said, Textron has great respect for our company and recognizes the value of our employees. Overall, we expect this acquisition to provide numerous opportunities for employees. We are committed to keeping you informed as we move through this process.

9. Will my role and responsibilities change?

Until the acquisition closes, which we expect to take place by the end of March, Arctic Cat will continue to operate as a standalone company in the marketplace. As stated above, today’s announcement will have no impact on your day-to-day responsibilities and it remains business as usual.

10. Will there be changes to my salary, bonus and benefits (health, 401k, etc.)?

Until we complete the acquisition, Arctic Cat will remain a separate, standalone company and your compensation and benefits will continue in the ordinary course. Of course, it is early in this process and more details with respect to future compensation and benefit matters will be determined and communicated to you as they are finalized. We recognize that job security and compensation are on the minds of our employees and we are committed to keeping you informed throughout this process.

11. Where will Arctic Cat’s stock trade?

Following the close of the acquisition, which we expect to take place by the end of March, Arctic Cat shares will be delisted from the NASDAQ and will no longer be publicly traded. Shares of Textron stock are publicly traded on the New York Stock Exchange (NYSE: TXT).

12. What can we say to people outside the company?

Please do not speculate or offer opinions when responding to inquiries from customers or business suppliers. Any inquiries from media, analysts and investors should be directed to Chris Eperjesy, Arctic Cat’s chief financial officer, at 612-350-1791 or ceperjesy@arcticcat.com.

13. What does this transaction mean for Arctic Cat’s dealers?

Arctic Cat and Textron Specialized Vehicles have complementary product portfolios of recreational, utility and specialized vehicles, and we anticipate that this will be an attractive proposition for our dealers. Textron’s portfolio of powersports products and specialized vehicles include its Stampede, E-Z-GO, Cushman and Textron Off Road brands. Together with Arctic Cat’s strong ATV/ROV, snowmobile and parts, garments and accessories products, our combined company will be well positioned to be a powersports industry leader. As a result of this transaction, we look forward to offering our dealers a wider product line-up, and enabling more aggressive investment in product development, marketing and customer service.

14. What can we tell our customers and suppliers?

You can tell customers that: We believe this acquisition is a good opportunity that will have meaningful benefits for all of our stakeholders, including our valued customers. We are in the beginning stages of this process and many of the details have yet to be worked out. Until the acquisition closes, we will continue to operate as a separate, standalone company. We are committed to providing you with the same outstanding service and high-quality products that you have come to expect from us. Our team will provide updates as we have more information.

15. Where can I find out more information?

Publicly disclosed information about this transaction is available on the Arctic Cat website under the Investor Relations section and will be updated as new information is filed with the Securities and Exchange Commission. We also are committed to keeping you informed of important milestones via internal announcements and employee meetings throughout the acquisition process.

The tender offer described in this communication has not yet commenced. Neither this communication nor any information incorporated herein by reference is an offer to purchase or a solicitation of an offer to sell any shares or any other securities of Arctic Cat Inc. (“Arctic Cat”). On the commencement date of the tender offer, Aces Acquisition Corp. and Textron Inc. will file a Tender Offer Statement on Schedule TO (“Schedule TO”), including an offer to purchase, a letter of transmittal and related documents, with the United States Securities and Exchange Commission (the “SEC”). Thereafter, Arctic Cat will file a Solicitation/Recommendation

Statement on Schedule 14D-9 (“Schedule 14D-9”) with the SEC. Security holders are urged to read, carefully and in their entirety, both the Schedule TO and the Schedule 14D-9 regarding the tender offer, each as may be amended from time to time, and any other documents relating to the tender offer that are filed with the SEC, when they become available because they will contain important information relevant to making any decision regarding tendering shares. These materials will be made available free of charge on the “Investor Relations” section of Arctic Cat’s website at www.arcticcat.com when available. In addition, all of these materials (and all other materials filed by Arctic Cat with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Security holders may also obtain free copies of the documents filed by Arctic Cat with the SEC by contacting Investor Relations/CFO at Arctic Cat Inc., 500 North 3rd Street, Minneapolis, MN 55401; telephone number (612) 350-1791.

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